Exhibit 99.1

Media Contact	February 23, 2009
Andy Brimmer, 205-410-2777	For Immediate Release

Investor Relations Contact

Mary Ann Arico, 205-969-6175

maryann.arico@healthsouth.com

HealthSouth Reports Results for Fourth Quarter Ended December 31, 2008

Net Operating Revenues Increased 6.7% with Strong Same Store Discharge Growth

Continued Progress on Debt Reduction

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today reported its results of operations for the fourth quarter ended December 31, 2008. The results showed consolidated net operating revenues of $463.8 million for the fourth quarter of 2008 compared to $434.5 million for the fourth quarter of 2007. This increase was driven by increased discharges quarter over quarter. Compared to the fourth quarter of 2007, consolidated net operating revenues increased by 6.7%. Diluted net income per share was $1.81 per share for the fourth quarter of 2008 compared to a loss of ($0.67) per share for the fourth quarter of 2007. On an adjusted basis, income (loss) from continuing operations was $0.24 per diluted share and ($0.01) per diluted share for the fourth quarters of 2008 and 2007, respectively (excludes amounts associated with government, class action, and related settlements, our loss on interest rate swap, and other non-recurring items; see attached supplemental information).

“The fourth quarter was another solid quarter for HealthSouth: same store discharges were up an impressive 9.7%; consolidated net operating revenues increased 6.7%; and adjusted earnings per share increased $0.25 per diluted share compared to the same period of last year,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “We believe these results demonstrate the solid foundation and strength of HealthSouth’s business model. We also believe our emphasis on providing high quality patient care and enhancing our balance sheet through continued debt repayment will position HealthSouth to achieve its previously targeted 15% to 20% EPS growth in 2009.”

In addition, the Company continued to deleverage its balance sheet. During 2008, the Company used approximately $254 million of cash to reduce its total debt outstanding. Due to the addition of two capital leases for hospitals, the Company’s net total debt reduction was approximately $228 million during the year. Total debt outstanding approximated $1.8 billion as of December 31, 2008. Total cash and cash equivalents as of December 31, 2008 approximated $32.2 million compared to $19.8 million as of December 31, 2007.

“Our ability to continue to generate cash from operations and non-operating sources allowed us to reduce our leverage ratio by a full turn in 2008,” said John Workman, Executive Vice President and Chief Financial Officer. “We will continue to be disciplined in our use of cash in 2009 with a heavy focus towards debt reduction. In fact, we have reduced our debt by an additional $64 million, thereby reducing our leverage ratio by another 0.2 turn, since the end of 2008. ”

2009 Guidance

Adjusted diluted earnings per share for 2009 is expected to be in the range of $0.85 to $0.90 per share, compared to $0.75 per diluted share in 2008. Adjusted diluted earnings per share excludes the fair value adjustments to the liability associated with the Company’s securities litigation settlement that are required until the applicable common stock and warrants are issued, any gain or loss associated with the fair value adjustments to the Company’s interest rate swap that is not classified as a hedge, professional fees (related primarily to the Company’s derivative litigation), and other non-recurring items.

Adjusted Consolidated EBITDA for 2009 is expected to be in the range of $342.0 million to $352.0 million, compared to $341.8 million for 2008. The Company’s Credit Agreement allows all unusual noncash items or nonrecurring charges to be added to arrive at Adjusted Consolidated EBITDA. See the Company’s Current Report on Form 8-K furnished with this press release on February 23, 2009 for additional information related to the definition of Adjusted Consolidated EBITDA under the Company’s Credit Agreement.

Other Information

The information in this press release is summarized and should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”), when filed, as well as the Company’s Current Report on Form 8-K filed on February 23, 2009. In addition, the Company will post certain supplemental slides today on its website at www.healthsouth.com/who_we_are/investor_information.asp for reference during its February 24, 2009 earnings call.

The Company expects to file its 2008 Form 10-K this week. When filed, the report can be found on the Company’s website at www.healthsouth.com/who_we_are/investor_information.asp and the SEC’s website at www.sec.gov.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In Millions, Except Per Share Data)
Net operating revenues	$ 463.8	$ 434.5	$ 1,842.4	$ 1,737.5
Operating expenses:
Salaries and benefits	233.7	217.4	934.7	863.6
Other operating expenses	66.2	56.0	268.3	243.8
General and administrative expenses	26.7	26.1	105.5	127.9
Supplies	27.8	25.4	108.9	100.3
Depreciation and amortization	18.0	19.4	83.8	76.2
Impairment of long-lived assets	–	–	0.6	15.1
Gain on UBS Settlement	(121.3)	–	(121.3)	–
Occupancy costs	12.2	13.9	49.8	52.4
Provision for doubtful accounts	7.0	7.5	27.8	33.6
Loss on disposal of assets	1.4	3.6	2.0	5.9
Government, class action, and related
settlements expense	(39.3)	31.2	(67.2)	(2.8)
Professional fees—accounting, tax, and legal	31.5	7.3	44.4	51.6
Total operating expenses	263.9	407.8	1,437.3	1,567.6
Loss on early extinguishment of debt	0.1	8.3	5.9	28.2
Interest expense and amortization of debt discounts and fees	28.4	51.9	159.7	229.8
Other expense (income)	2.0	(0.9)	(0.1)	(15.5)
Loss on interest rate swap	39.6	23.6	55.7	30.4
Equity in net income of nonconsolidated affiliates	(2.8)	(2.9)	(10.6)	(10.3)
Minority interests in earnings of consolidated affiliates	8.1	8.2	29.8	31.4
Income (loss) from continuing operations before
income tax benefit	124.5	(61.5)	164.7	(124.1)
Provision for income tax benefit	(48.4)	(34.2)	(70.1)	(322.4)
Income (loss) from continuing operations	172.9	(27.3)	234.8	198.3
Income (loss) from discontinued operations, net of
income tax benefit (expense)	9.0	(18.6)	17.6	455.1
Net income (loss)	181.9	(45.9)	252.4	653.4
Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(26.0)	(26.0)
Net income (loss) available to common shareholders	$ 175.4	$ (52.4)	$ 226.4	$ 627.4
Weighted average common shares outstanding:
Basic	87.4	78.6	83.0	78.7
Diluted	100.7	91.9	96.4	92.0
Earnings (loss) per common share:
Basic:
Income (loss) from continuing operations available
to common shareholders	$ 1.91	$ (0.43)	$ 2.52	$ 2.19
Income (loss) from discontinued operations,
net of tax	0.10	(0.24)	0.21	5.78
Net income (loss) per share available to
common shareholders	$ 2.01	$ (0.67)	$ 2.73	$ 7.97
Diluted:
Income (loss) from continuing operations available
to common shareholders	$ 1.72	$ (0.43)	$ 2.44	$ 2.16
Income (loss) from discontinued operations,
net of tax	0.09	(0.24)	0.18	4.94
Net income (loss) per share available to
common shareholders	$ 1.81	$ (0.67)	$ 2.62	$ 7.10

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of December 31,
	2008	2007
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$ 32.2	$ 19.8
Restricted cash	154.0	63.6
Restricted marketable securities	20.3	28.9
Accounts receivable, net of allowance for doubtful accounts of $31.1
in 2008; $37.6 in 2007	235.9	217.7
Other current assets	55.1	58.4
Insurance recoveries receivable	182.8	230.0
Current assets held for sale	2.4	19.0
Total current assets	682.7	637.4
Property and equipment, net	674.3	729.6
Goodwill	414.7	406.1
Intangible assets, net	42.8	26.1
Investments in and advances to nonconsolidated affiliates	36.7	42.7
Assets held for sale	24.5	78.0
Income tax refund receivable	55.9	52.5
Other long-term assets	66.6	78.2
Total assets	$ 1,998.2	$ 2,050.6
Liabilities and Shareholders’ Deficit
Current liabilities
Current portion of long-term debt	$ 24.8	$ 68.3
Accounts payable	45.7	48.7
Accrued expenses and other current liabilities	371.8	364.2
Government, class action, and related settlements	268.5	400.7
Current liabilities held for sale	35.4	88.6
Total current liabilities	746.2	970.5
Long-term debt, net of current portion	1,789.6	1,974.4
Liabilities held for sale	3.8	4.2
Other long-term liabilities	158.4	171.4
	2,698.0	3,120.5
Commitments and contingencies
Minority interest in equity of consolidated affiliates	82.2	97.2
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ deficit:
Total shareholders’ deficit	(1,169.4)	(1,554.5)
Total liabilities and shareholders’ deficit	$ 1,998.2	$ 2,050.6

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2008	2007
	(In Millions)
Net cash provided by operating activities	$ 227.2	$ 230.6
Net cash (used in) provided by investing activities	(40.0)	1,184.5
Net cash used in financing activities	(176.0)	(1,436.6)
Effect of exchange rate changes on cash and cash equivalents	0.8	0.1
Increase (decrease) in cash and cash equivalents	12.0	(21.4)
Cash and cash equivalents at beginning of year	19.8	27.2
Cash and cash equivalents of divisions and facilities held for
sale at beginning of year	0.4	14.4
Less: Cash and cash equivalents of divisions and facilities held for sale
at end of year	–	(0.4)
Cash and cash equivalents at end of year	$ 32.2	$ 19.8

Operating activities. Net cash provided by operating activities in 2008 and 2007 included federal income tax refunds of approximately $46 million and $440 million, respectively. If the Company excludes these cash refunds in each year, its net cash provided by (used in) operating activities becomes $181.2 million and ($209.4) million, respectively, or a year-over-year improvement of $390.6 million. Net cash provided by operating activities increased year over year due to an increase in net operating revenues, a decrease in cash interest expense, and a decrease in cash settlement payments related primarily to the Company’s Medicare Program Settlement negotiated in 2004 and its SEC Settlement negotiated in 2005. The year ended December 31, 2008 included cash settlement payments of $7.4 million related primarily to the Company’s settlement with the United States Department of Health and Human Services Office of Inspector General negotiated in 2007.

Investing activities. The decrease in net cash provided by investing activities was due to the cash proceeds received from the divestitures of the Company’s surgery centers, outpatient, and diagnostic divisions during 2007. Net cash used in investing activities for 2008 included $39.2 million in expenditures associated with the Company’s development activities, including $6.4 million of capital expenditures associated with land purchases for de novo projects.

Financing activities. The decrease in net cash used in financing activities was due to the use of the cash proceeds from the divestitures of the Company’s surgery centers, outpatient, and diagnostic divisions to reduce debt outstanding under its Credit Agreement during 2007. During 2008, the Company made approximately $254.2 million of net debt payments. During 2007, the Company made approximately $1.3 billion of net debt payments. The net debt payments made during 2008 primarily resulted from the sale of the Company’s corporate campus in March 2008, the net proceeds from its June 2008 equity offering, and the Company’s federal income tax recovery in October 2008.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Reconciliation of Net Income (Loss) to Adjusted Income (Loss) from Continuing Operations and Adjusted Consolidated EBITDA (1) (5)

	Three Months Ended December 31,
	2008	Per Share (2)	2007	Per Share(2)
	(In Millions, Except per Share Data)
Net income (loss)	$ 181.9	$ 2.08	$ (45.9)	$ (0.58)
(Income) loss from discontinued operations	(9.0)	(0.10)	18.6	0.24
Income (loss) from continuing operations	172.9	1.98	(27.3)	(0.35)

Gain on UBS Settlement	(121.3)	(1.39)	–	–
Government, class action, and related settlements	(39.3)	(0.45)	31.2	0.40
Professional fees – accounting, tax, and legal	31.5	0.36	7.3	0.09
Loss on interest rate swap	39.6	0.45	23.6	0.30
Interest associated with UBS Settlement (4)	(9.4)	(0.11)	–	–
Provision for income tax benefit	(48.4)	(0.55)	(34.2)	(0.44)
Estimated state tax expense	(1.3)	(0.01)	(1.3)	(0.02)
Adjusted income (loss) from continuing
operations (1) (5)	24.3	0.28	(0.7)	(0.01)
Adjustment to GAAP EPS for dilution (2)		(0.04)		–
Adjusted income (loss) from continuing operations
per diluted share (2) (5)		$ 0.24		$ (0.01)

Estimated state tax expense	1.3		1.3
Interest expense and amortization of debt discounts
and fees, excluding interest associated with
UBS Settlement	37.8		51.9
Depreciation and amortization	18.0		19.4
	81.4		71.9
Other adjustments per the Company's
Credit Agreement:
Impairment charges related to investments	1.8		–
Net noncash loss on disposal of assets	1.4		3.6
Loss on early extinguishment of debt	0.1		8.3
Compensation expense under FASB Statement
No. 123(R)	3.2		2.5
Other	(0.1)		0.1
Adjusted Consolidated EBITDA (1) (5) (6)	$ 87.8		$ 86.4

Weighted average common shares outstanding:
Basic		87.4		78.6
Diluted		100.7		91.9

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Reconciliation of Net Income to Adjusted Income (Loss) from Continuing Operations and Adjusted Consolidated EBITDA (1) (5)

	Year Ended December 31,
	2008	Per Share (2)	2007	Per Share(2)
	(In Millions, Except per Share Data)
Net income	$ 252.4	$ 3.04	$ 653.4	$ 8.30
Income from discontinued operations	(17.6)	(0.21)	(455.1)	(5.78)
Income from continuing operations	234.8	2.83	198.3	2.52

Gain on UBS Settlement	(121.3)	(1.46)	–	–
Government, class action, and related settlements	(67.2)	(0.81)	(2.8)	(0.04)
Professional fees – accounting, tax, and legal	44.4	0.53	51.6	0.66
Loss on interest rate swap	55.7	0.67	30.4	0.39
Accelerated depreciation of corporate campus (3)	10.0	0.12	–	–
Gain on sale of investment in Source Medical	–	–	(8.6)	(0.11)
Interest associated with UBS Settlement (4)	(9.4)	(0.11)	–	–
Provision for income tax benefit	(70.1)	(0.84)	(322.4)	(4.10)
Estimated state tax expense	(5.0)	(0.06)	(5.0)	(0.06)
Adjusted income (loss) from continuing
operations (1) (5)	71.9	0.87	(58.5)	(0.74)
Adjustment to GAAP EPS for dilution (2)		(0.12)		0.10
Adjusted income (loss) from continuing operations
per diluted share (2) (5)		$ 0.75		$ (0.64)

Estimated state tax expense	5.0		5.0
Interest expense and amortization of debt discounts
and fees, excluding interest associated with
UBS Settlement	169.1		229.8
Depreciation and amortization, excluding accelerated
depreciation of corporate campus	73.8		76.2
	319.8		252.5
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	2.4		15.1
Net noncash loss on disposal of assets	2.0		5.9
Loss on early extinguishment of debt	5.9		28.2
Gain on sale of investment in Source Medical	–		8.6
Compensation expense under FASB Statement
No. 123(R)	11.7		10.6
Other	–		0.4
Adjusted Consolidated EBITDA (1)(5)(6)	$ 341.8		$ 321.3

Weighted average common shares outstanding:
Basic		83.0		78.7
Diluted		96.4		92.0

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Notes to Reconciliations

(1) Adjusted income (loss) from continuing operations and Adjusted Consolidated EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted income (loss) from continuing operations as a financial measure and Adjusted Consolidated EBITDA as a liquidity measure on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity. In evaluating these adjusted measures, the reader should be aware that in the future HealthSouth may incur expenses similar to the adjustments set forth above.

(2) Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted income (loss) from continuing operations per diluted share, which is based on diluted shares outstanding. The diluted share counts contain approximately 13.1 million shares related to the potential dilution of the Company’s convertible perpetual preferred stock. Per share amounts do not include 5.0 million shares of common stock or warrants to purchase approximately 8.2 million shares of common stock not yet issued under the securities litigation settlement. The increase in the Company’s basic and diluted weighted average common shares outstanding for the three months and year ended December 31, 2008 compared to the same periods of 2007 was primarily the result of its equity offering of 8.8 million shares that was completed on June 27, 2008. The calculation of adjusted loss from continuing operations per diluted share ignores the antidilutive impact in 2007.

(3) In the first quarter of 2008, and in accordance with Financial Accounting Standards Board Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company accelerated the depreciation of its corporate campus so that the net book value of the campus equaled the estimated net proceeds the Company expected to receive on the sale transaction’s closing date. The year-over-year impact of this acceleration of depreciation approximated $10 million. No similar charges are expected in 2009.

(4) Interest expense and amortization of debt discounts and fees in the Company’s consolidated statements of operations for the three months and year ended December 31, 2008 included the reversal of approximately $9.4 million of accrued interest related to the loan guarantee for which the Company received a release as part of the UBS Settlement.

(5) Adjusted income (loss) from continuing operations per diluted share and Adjusted Consolidated EBITDA are two components of the Company’s guidance.

(6) The Company’s Credit Agreement allows all unusual non-cash items or non-recurring charges to be added to arrive at Adjusted Consolidated EBITDA. In addition, the Company is allowed to add investment and other income, including interest income, as well as non-recurring cash gains, to the calculation of Adjusted Consolidated EBITDA under its Credit Agreement. This includes interest income associated with the Company’s federal income tax recoveries and the estimated cash proceeds from legal settlements, such as the UBS Settlement. These amounts have not been included in the above calculation as it would not be indicative of the Company’s Adjusted Consolidated EBITDA for future periods.

HealthSouth Corporation and Subsidiaries

Earnings Conference Call

The Company will host an investor conference call at 9:30 a.m. Eastern Time on Tuesday, February 24, 2009 to discuss its results for the fourth quarter and year ended December 31, 2008. For reference during the call, the Company will post certain supplemental slides on its website at www.healthsouth.com/who_we_are/investor_information.asp.

The conference call may be accessed by dialing 866-406-5369 and giving the pass code 76626362. International callers should dial 973-582-2847 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at www.healthsouth.com/who_we_are/investor_information.asp by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from February 24 until March 10, 2009. To access the replay, please dial 800-642-1687. International callers should dial 706-645-9291. The webcast will also be archived for replay purposes after the live broadcast on www.healthsouth.com/who_we_are/investor_information.asp.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitation services and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2008, which is expected to be filed later this week.